[BANK ONE CORPORATION Press Release Letterhead]                  Exhibit 99(a)




FOR IMMEDIATE RELEASE
---------------------

                  BANK ONE ANNOUNCES FIRST QUARTER NET INCOME
                              OF $0.60 PER SHARE

CHICAGO, April 18, 2000 - BANK ONE CORPORATION (NYSE: ONE) today announced 2000 first quarter net income of $689 million, or $0.60 per diluted share. Net income was $1.151 billion in 1999's first quarter, or $0.96 per share, and $411 million in the fourth quarter, or $0.36 per share.

The key factors in the first quarter's $462 million decline in net income compared to the year-ago quarter were:

 .    A $233 million decline in Credit Card's net income contribution from $303 million to $70 million. The pretax return on average outstandings declined to 0.6% from 2.6% in the year-ago period. Credit Card results do not include a $78 million write-down of the interest-only (I/O) strip related to securitizations.

 .    A $149 million, or 47%, increase in Commercial Banking's net income contribution reflecting strong revenue growth, higher equity securities gains, and lower expenses. Excluding the performance of Corporate Investments, the Corporation's venture capital and leasing activities, Commercial Banking's net income contribution grew 29%.

 .    A $24 million, or 10%, increase in Retail's net income contribution to $274 million.

 .    A $36 million, or 41%, increase in Investment Management's net income contribution, which is included in the other lines of business results.

 .    A $296 million decline in the net income contribution from Other Activities and Corporate/Unallocated. The principle causes of the decrease were:

     . A $107 million pretax net gain ($0.06 per share) related to the sale or committed disposition of up to $3.9 billion in non-strategic and underperforming assets.

     . A $78 million pretax charge ($0.04 per share) to reduce the carrying value of the I/O strip. This impairment write-down reflects the projected shortfall in cash flows in the credit card master trusts associated with higher interest rates and credit costs.

     . A $35 million pretax addition to the legal reserve ($0.02 per share) based on the Corporation's current assessment of litigation exposures.

                                     (more)

     . A $32 million pretax provision for credit losses not allocated to business lines. The total provision for credit losses for the Corporation exceeded net charge-offs by $96 million pretax ($0.05 per share), primarily reflecting growth in commercial and non-credit card consumer portfolios and deterioration in the commercial portfolio. The allowance for credit losses at March 31, 2000, increased $53 million from December 31, 1999, reflecting this $96 million net addition to the allowance for credit losses, partially offset by a $43 million reduction related to asset sales.

     . Also contributing to the decline was the operating loss for WingspanBank.com, lower investment security gains, and the effect of higher interest rates not allocated to business lines.

 .    The 1999 first quarter included $105 million in after-tax gains from the divestiture of Indiana banking centers and sale of an investment in Electronic Payment Services, Inc. (EPS), which were partially offset by merger-related expenses.

BASIS OF PRESENTATION

The following consolidated results and line of business presentations are on a managed basis with information adjusted to include credit card loans that were securitized and removed from the balance sheet. The net revenue related to these securitized loans are reclassified from noninterest income to net interest income and provision for credit losses as if the securitization had not occurred.

CONSOLIDATED RESULTS

The 1999 quarters included a number of significant items primarily related to merger activity and the impact of strategic initiatives, which are noted below in the Line of Business Results discussion. The impact of these items was excluded for comparison purposes.

On this basis, net income in the current quarter was down $357 million, or 34%, from the year-ago quarter and down $215 million, or 24%, from the 1999 fourth quarter. The highlights for the 2000 first quarter compared with the year-ago quarter on this same basis were:

 .    Managed net interest income decreased $216 million, or 6%, reflecting a decline in the net interest margin that was partially offset by the positive impact of loan growth.

     The managed net interest margin was 4.91%, down 75 basis points from a year ago, primarily driven by the continued compression in the credit card margin.

     Average managed loans increased 8%, with strong growth in commercial and consumer loans offsetting lower credit card receivables.

                                     (more)

 .    The provision for credit losses increased $244 million and exceeded current period charge-offs by $96 million, primarily reflecting growth in commercial and non-credit card consumer portfolios and deterioration in the commercial portfolio.

 .    Managed noninterest income declined $111 million or 7%. This primarily reflected a $53 million decline in credit card fees, a $47 million reduction of securitization gain income, the $78 million I/O strip write-down, and a $36 million increase in realized auto lease residual losses in Retail. These decreases were partially offset by the $107 million net gain related to the sale or committed disposition of non-strategic and underperforming assets and other items.

 .    Noninterest expense decreased $76 million, or 3%, reflecting the benefits of continued merger-related synergies, as well as the positive impact of expense initiatives.

Credit Quality

Nonperforming assets were $1.190 billion at the end of the first quarter, up $31 million from $1.159 billion at December 31, 1999. The nonperforming asset ratio was 0.71% at March 31, 2000, and the allowance for credit losses was 1.39% of loans, both unchanged from December 31, 1999.

Total managed net charge-offs in the first quarter were $1.176 billion, or 2.04% of total average managed loans, compared to $1.446 billion, or 2.57% in the fourth quarter and $1.028 billion, or 1.93%, in 1999's first quarter. Excluding the Federal Financial Institutions Examination Council (FFIEC)-related charge-offs, managed net charge-offs were $1.120 billion, or 1.99%, in the 1999 fourth quarter. The managed loan loss provision of $1.272 billion in the first quarter exceeded managed net charge-offs by $96 million, consistent with growth in commercial and non-credit card consumer portfolios, as well as identified credit deterioration in the commercial loan portfolio.

Credit card managed net charge-offs were 5.78% in the first quarter, compared to 6.52% in the prior quarter (5.45% excluding the FFIEC-related charge-offs) and 4.89% in the year-ago quarter. As expected, account attrition and the seasoning of the 1998 loan portfolio vintages were primarily responsible for the increase during the quarter. Consumer loan net charge-offs of 0.76% were down from 1.64% in the prior quarter (0.72% excluding the FFIEC-related charge-offs) and 0.84% in the year-ago quarter. Commercial net charge-offs in the first quarter of 2000 were 0.34%, up from 0.30% in the fourth quarter and 0.29% in 1999's first quarter. Continued credit quality deterioration in the commercial loan portfolio is anticipated consistent with industry trends.

Capital Management

The common equity to assets ratio was 7.4% at March 31, 2000, unchanged from December 31, 1999. Tier 1 and total capital ratios were 7.7% and 10.6%, respectively, unchanged from December 31, 1999.

                                     (more)

LINE OF BUSINESS RESULTS

The following line of business review is on a managed basis. The Corporation's 1999 Annual Report on Form 10-K provides a description of the methodology used to prepare the line of business financial information.

Highlights - Net Income by Line of Business

-------------------------------------------------------------------------------------------------------

 ($ millions)                                                                    % change vs.
                                       1Q99        4Q99          1Q00         1Q99        4Q99
                                     ---------  -----------  ------------  ----------  ----------
Commercial banking                      $  315       $ 388         $ 464          47%         20%
Credit card                                303         205            70         (77)        (66)
Retail                                     250         253           274          10           8
Other activities / unallocated             177          58          (119)         NM          NM
                                        ------       -----         -----
Total managed business segment
results                                  1,046         904           689         (34)        (24)

Merger-related and other
significant items                          105        (493)            0          NM          NM
                                        ------       -----         -----
  Total Corporation                     $1,151       $ 411         $ 689         (40)         68

Investment management                   $   87       $ 122         $ 123          41           1
(included above)
Note: Amounts may not add due to rounding
      NM = not meaningful

-------------------------------------------------------------------------------------------------------

Merger-Related and Other Significant Items
------------------------------------------

Merger-related and other significant items in the 1999 first quarter totaled $156 million pretax ($105 million after-tax). These included a $249 million gain on divestiture of Indiana banking centers and a $111 million gain on investment in EPS, partially offset by $204 million of merger-related expenses.

In the 1999 fourth quarter such items totaled $725 million pretax ($493 million after-tax). These consisted of $207 million for business restructuring charges, $209 million of asset impairment charges, $197 million related to new guidelines of the FFIEC, and $112 million for legal reserves and other asset write-offs.

All of the significant items for the 2000 first quarter were allocated to the Corporate / Unallocated line of business.

                                     (more)

Commercial Banking

-------------------------------------------------------------------------------------------------------

Income Statement ($ millions)
Balance Sheet ($ billions)                                                        % change vs.
                                        1Q99         4Q99          1Q00         1Q99        4Q99
                                     -----------  -----------  ------------  ----------  ----------
Net interest income FTE                  $  722       $  791        $  792          10%         --%
Provision                                   105          114           103          (2)        (10)
Noninterest income                          582          618           721          24          17
Noninterest expense                         754          765           754          --          (1)
Net income                                  315          388           464          47          20

Return on equity                             18%          22%           24%
Efficiency ratio                             58           54            50

Average loans                            $ 80.0       $ 87.1        $ 89.7          12           3
Average assets                            116.2        122.7         125.6           8           2
Average deposits                           46.1         47.8          47.9           4          --
Average common equity                       7.1          7.1           7.8          10          10
Note: Amounts may not add due to rounding
      NM = not meaningful

--------------------------------------------------------------------------------------------------

The 47% increase in Commercial Banking net income from 1999's first quarter reflected a 16% increase in revenues and flat expenses. Commercial Banking results excluding Corporate Investments increased 29%. Return on equity increased to 24% in the first quarter with the efficiency ratio improving significantly to 50%.

Net interest income increased 10% from the year-ago quarter, reflecting 12% loan growth.

The provision, which is determined using the standard credit cost methodology, was down slightly from a year ago. Nevertheless, the provision of $103 million exceeded net charge-offs of $81 million.

Noninterest income rose 24%, related to higher market-driven revenue (principally a $47 million increase in equity securities gains) and higher revenue from treasury management products.

Improved efficiency held expenses flat with 1999's first quarter, partially due to staff reductions.

                                     (more)

Credit Card

-------------------------------------------------------------------------------------------------------

Income Statement ($ millions)
Balance Sheet ($ billions)                                                     % change vs.
                                        1Q99        4Q99        1Q00         1Q99        4Q99
                                     ----------  ----------  -----------  ----------  ----------
Net interest income FTE                 $1,801      $1,572       $1,529        (15)%        (3)%
Provision                                  840         933          969          15           4
Noninterest income                         417         478          321         (23)        (33)
Noninterest expense                        927         815          776         (16)         (5)
Net income                                 303         205           70         (77)        (66)

Return on outstandings (pretax)            2.6%        1.7%         0.6%
Return on equity                            20          13            4
Efficiency ratio                            42          40           42
Managed net charge-off ratio              4.89        6.52         5.78

Average loans                           $ 69.1      $ 68.7       $ 67.1          (3)         (2)
Average assets                            75.2        75.2         73.0          (3)         (3)
Average common equity                      6.2         6.2          6.4           3           3
Note: Amounts may not add due to rounding
      NM = not meaningful

-------------------------------------------------------------------------------------------------------

As expected, Credit Card earnings continued to be under pressure due to several factors, including margin compression, receivables attrition, lower securitization activity, and higher credit costs. Credit card net income declined $233 million to $70 million, while the pretax return on outstandings decreased to 0.6%.

Revenue in the first quarter declined 17% from the year-ago quarter and noninterest expense was 16% lower. Average credit card receivables decreased 3% to $67.1 billion from $69.1 billion. At quarter end, Credit Card had 56.4 million cardmembers. The decrease of 7.8 million cardmembers from 1999 year-end reflected a purge of approximately 7 million inactive accounts following a year of significant portfolio conversions. About one million new accounts were opened during the quarter. Receivables attrition declined from about 17% at year-end to 16% at the end of the first quarter.

Significant margin compression and, to a lesser degree, lower receivables were the principal causes of the 15% decline in net interest income from 1999's first quarter.

The 23% decrease in noninterest income was related to net securitization amortization expense in the current quarter, compared to securitization gains a year ago, and lower service fee income. Noninterest expense declined 16% related to reduced marketing, transaction volumes, staff reductions, and expense initiatives. The impairment charge related to the I/O strip is included in Corporate / Unallocated results.

The provision for credit losses increased to $969 million in the current quarter from $840 million in the 1999 first quarter. The managed net charge-off ratio was 5.78% for the first quarter, slightly better than expected. The managed delinquency ratio was 4.08%, down from 4.57% at December 31, 1999.

                                     (more)

Retail

-------------------------------------------------------------------------------------------------------

Income Statement ($ millions)
Balance Sheet ($ billions)                                                      % change vs.
                                        1Q99        4Q99         1Q00         1Q99        4Q99
                                     ----------  -----------  -----------  ----------  ----------
Net interest income FTE                 $1,083       $1,119       $1,221        13%        9%
Provision                                  133          116          166        25        43
Noninterest income                         456          367          364       (20)       (1)
Noninterest expense                      1,034          999        1,010        (2)        1
Net income                                 250          253          274        10         8

Return on equity                            22%          21%          20%
Efficiency ratio                            67           67           64

Average loans                           $ 64.0       $ 68.8       $ 73.3          15           7
Average assets                            70.7         75.1         79.7          13           6
Average deposits                          90.9         87.6         88.3          (3)          1
Average common equity                      4.7          4.7          5.4          15          15
Note: Amounts may not add due to rounding
      NM = not meaningful

-------------------------------------------------------------------------------------------------------

Retail net income increased 10% from the 1999 first quarter to $274 million. Compared to a year ago, consumer lending and indirect auto results were down, though this was more than offset by strong performance in core Retail activities including deposits, retail channels, and business banking. Return on equity was 20% in the first quarter.

The gain resulting from the sale of Banc One Financial Services' consumer finance loans is included in Corporate / Unallocated results.

The 13% increase in net interest income was driven by improved deposit margin and continued consumer loan growth.

The increase in provision also reflected consumer loan growth. The $166 million of provision exceeded $126 million of charge-offs.

Noninterest income was down 20% versus one year ago reflecting a $36 million increase in realized auto lease residual losses, lower gains on loan and servicing sales, and the absence of securitization gains in the current quarter. Total revenue increased 10% excluding these items, as well as the run-rate effect of banking centers sold in 1999. Auto lease residual values continue to be a risk that is monitored closely. The used car market continues to experience pricing declines and, should this trend continue, could lead to impairment charges.

Noninterest expense was down 2% versus 1999's first quarter related to ongoing productivity gains, as well as the run-rate effect of banking centers sold. The efficiency ratio of 64% demonstrates improvement from a year ago.

                                     (more)

Investment Management

-------------------------------------------------------------------------------------------------------

Income Statement ($ millions)
Balance Sheet ($ billions)                                                       % change vs.
                                        1Q99         4Q99         1Q00         1Q99        4Q99
                                     -----------  -----------  -----------  ----------  ----------
Total revenue                             $  439       $  442       $  442          1%         --%
Provision                                     --            1            2  NM                100
Noninterest expense                          308          261          257        (17)         (2)
Net income                                    87          122          123         41           1

Assets under management                    124.8        126.0        126.0          1          --

Net income attribution:
  Commercial Banking                          59           85           86
  Credit Card                                 15           25           20
  Retail                                      13           12           17
                                          ------       ------       ------
  Total                                       87          122          123
Note: Amounts may not add due to rounding
      NM = not meaningful

-------------------------------------------------------------------------------------------------------

Investment Management net income, which is allocated to the other lines of business, increased 41% to $123 million in the first quarter. Revenue increased 1% to $442 million. Year-over-year comparisons for Investment Management are impacted by two items. The first was the sale of Roney & Company in May 1999, and the second was the change to the equity method of accounting for the investment in EquiServe Limited Partnership. Excluding these two items, revenues increased 10% and expenses were essentially unchanged.

Compared with the 1999 fourth quarter assets under management were unchanged. However, mutual fund assets increased 4%, while trust assets decreased 5%.

Other Activities

-------------------------------------------------------------------------------------------------------

Income Statement ($ millions)
Balance Sheet ($ billions)

                                                                                % change vs.
                                       1Q99        4Q99          1Q00         1Q99        4Q99
                                     --------  ------------  ------------  ----------  ----------
Net interest income FTE                 $  25        $  (9)        $  (5)         NM%        (44)%
Provision                                  --           --             1          NM          NM
Noninterest income                        136           48            60         (56)         25
Noninterest expense                        32           50            37          16         (26)
Net income                                 96           (3)           11         (89)         NM

Average assets                           35.2         38.3          35.2          --          (8)
Average common equity                     0.8          0.8           0.6         (25)        (25)
Note: Amounts may not add due to rounding
      NM = not meaningful
------------------------------------------------------------------------------------------------

                                     (more)

Other Activities principally include the Corporation's investment portfolio and WingspanBank.com. The 1999 quarters also included certain equity investment activities that were targeted for exit and not managed by Commercial Banking. In 2000, the related residual activity is part of Commercial Banking. The $85 million decline in net income from the 1999 first quarter reflects this organizational change, as well as lower realized investment securities gains as interest rates have risen. Additionally, the 2000 first quarter includes the operating loss of WingspanBank.com, which had not begun operations in the 1999 period.

Corporate / Unallocated

-------------------------------------------------------------------------------------------------------

Income Statement ($ millions)
Balance Sheet ($ billions)                                                      % change vs.
                                       1Q99        4Q99          1Q00         1Q99        4Q99
                                     ---------  -----------  ------------  ----------  ----------
Net interest income FTE                  $ 32         $ 22         $ (92)       NM%         NM%
Provision                                 (49)         (44)           32        NM          NM
Noninterest income                         32           68            48        50         (29)
Noninterest expense                        (9)          43            84        NM          95
Net income                                 81           61          (130)       NM          NM

Average common equity                     1.5          1.1          (0.4)       NM          NM
Note: Amounts may not add due to rounding
      NM = not meaningful

-------------------------------------------------------------------------------------------------------

Since the first quarter of 1999, the Corporation has followed a set of allocation methodologies to develop line of business financial information. The guiding principle is to closely reflect the core business performance and trends through the use of standard allocations for items such as credit costs, funds transfer pricing, economic capital, and indirect charges from corporate support organizations. Unusual transactions are typically excluded from individual line of business results with material items identified and quantified in Corporate / Unallocated.

The $211 million decline in net income for Corporate / Unallocated in the 2000 first quarter was driven by the following:

 .    Net interest income declined $124 million from the 1999 first quarter to a net expense of $92 million. Net interest income reflects $44 million of interest rate risk not allocated to the lines of business and $47 million for the cost to carry of unallocated net assets.

 .    The provision of $32 million related to credit costs not reflected in standard credit costs allocated to the lines of business.

 .    Noninterest income of $48 million included the $29 million net impact of the following two items:

                                       (more)

     . A $107 million pretax net gain from the sale or committed disposition of assets related to the Corporation's program announced in January 2000 to reduce non-strategic and underperforming assets. This reflected a $157 million pretax gain from the sale of the $2.2 billion of consumer finance loans by Banc One Financial Services to Household International. This gain was partially offset by a net loss of $50 million related to the committed sale of $1.7 billion of consumer and commercial real estate loans and investment securities.

     . A $78 million impairment write-down of the I/O strip resulting from credit card securitizations. The I/O strip write-down was the result of reduced expectations for certain cash flows in the master trusts.

 .    Noninterest expense increased to $84 million due to the $35 million addition to the litigation reserve and the timing of unallocated expenses from the support areas.


BANK ONE CORPORATION is the nation's fourth largest bank holding company, with assets of more than $270 billion. Bank One offers a full range of financial services to commercial and business customers and consumers. It is the world's second largest VISA/MasterCard issuer, the third largest bank lender to small businesses, a leading national automotive lender, and one of the top 25 managers of mutual funds. A leader in the retail market, Bank One operates more than 1,800 banking centers and a nationwide network of ATMs. In addition, it is a major commercial bank in the United States and in select international markets.

                                      ###

     Information about Bank One's financial results can be accessed on the Internet at www.bankone.com or through fax-on-demand at 877-ONE-FACT. The
            ---------------
telephone number for the recorded message discussing the first quarter's results is 888-203-1112 (domestic) or 719-457-0820 (international), access code 248665.
A conference call discussing the results will be held at 4:30 p.m. (EDT) today. To participate, call 800-665-0430 (domestic) or 913-981-5591 (international); no access code is needed.

Media Contact:
Thomas A. Kelly        (312) 732-7007

Investor Contacts:
Jay S. Gould           (312) 732-5771
Holly E. Hobson        (312) 732-5782
Sandra M. Catanzaro    (312) 732-8013

BANK ONE CORPORATION and Subsidiaries

                                                                                                       Three Months
Financial Highlights                                           Three Months Ended Mar 31                   Ended
                                                         --------------------------------------
($ millions, except per-share amounts)                         2000        1999     % Change           Dec 31, 1999
---------------------------------------------------         ---------    --------   --------           ------------
PER SHARE DATA
--------------
Earnings -- Basic                                          $     0.60   $    0.97        (38)            $     0.36
         -- Diluted                                              0.60        0.96        (38)                  0.36
Dividends                                                        0.42        0.42          -                   0.42

INCOME STATEMENT DATA
---------------------
Net income                                                 $      689   $   1,151        (40)            $      411
Net interest income (FTE)                                       2,228       2,309         (4)                 2,221
Provision for credit losses                                       362         281         29                    416
Noninterest income                                              1,821       2,590        (30)                 1,782
Noninterest expense                                             2,661       2,941        (10)                 3,030

FINANCIAL PERFORMANCE RATIOS
----------------------------
Net interest margin -- managed                                   4.91%       5.66%                             4.98%
                    -- reported                                  3.78        4.30                              3.79
Return on assets                                                 1.03        1.85                              0.62
Return on common equity                                          13.9        22.9                               8.2
Efficiency -- managed                                            53.7        52.1                              62.1
           -- reported                                           65.7        60.0                              75.7

BALANCE SHEET DATA
------------------
Average: Loans -- managed                                  $  230,186   $ 213,379          8             $  224,746
               -- reported                                    167,423     153,271          9                160,594
         Earning assets -- managed                            282,152     262,283          8                278,703
                        -- reported                           237,313     217,909          9                232,380
         Total assets                                         268,718     252,922          6                265,025
         Deposits                                             160,730     154,148          4                157,619
         Common equity                                         19,781      20,361         (3)                19,817

End of Period: Loans -- managed                               229,673     213,814          7                229,196
                     -- reported                              168,078     154,850          9                163,877
               Total assets                                   273,008     250,402          9                269,425
               Deposits                                       164,643     153,699          7                162,278
               Common equity                                   20,081      20,870         (4)                19,900

BANK ONE CORPORATION and Subsidiaries

                                                                             Three Months Ended
                                                         -----------------------------------------------------------
Consolidated Statement of Income                             Mar 31     Dec 31      Sep 30     Jun 30    Mar 31
($ millions, except per-share amounts)                        2000       1999        1999       1999      1999
---------------------------------------------------        ---------  ---------   ---------  ---------  ---------
 Interest income                                           $   4,753  $   4,548   $   4,314  $   4,236  $   4,196
 Interest expense                                              2,560      2,360       2,072      1,925      1,916
                                                         -----------------------------------------------------------
   Net interest income                                         2,193      2,188       2,242      2,311      2,280

 Provision for credit losses                                     362        416         277        275        281
                                                         -----------------------------------------------------------
   Net interest income after provision for credit losses       1,831      1,772       1,965      2,036      1,999
                                                         -----------------------------------------------------------

 Noninterest Income
 Trading profits                                                  64         17          30         33         67
 Equity securities gains                                         143        100          86        133         96
 Investment securities gains                                      15          2           6         34         52
                                                         -----------------------------------------------------------
        Market-driven revenue                                    222        119         122        200        215

 Credit card revenue                                             578        714         897        873        929
 Fiduciary and investment management fees                        195        216         201        197        179
 Service charges and commissions                                 713        701         671        723        690
                                                         -----------------------------------------------------------
           Fee-based revenue                                   1,486      1,631       1,769      1,793      1,798
 Other income                                                    113         32         207        229        577
                                                         -----------------------------------------------------------
           Total noninterest income                            1,821      1,782       2,098      2,222      2,590
                                                         -----------------------------------------------------------

 Noninterest Expense
 Salaries and benefits                                         1,098      1,081         970      1,073      1,147
 Net occupancy and equipment expense                             222        244         220        219        227
 Depreciation and amortization                                   163        186         167        169        175
 Outside services and processing                                 408        459         458        420        406
 Marketing and development                                       226        230         341        302        315
 Communication and transportation                                212        216         205        208        200
 Merger-related and restructuring charges                        (19)       189          56        145        164
 Other expense                                                   351        425         296        270        307
                                                         -----------------------------------------------------------
           Total noninterest expense                           2,661      3,030       2,713      2,806      2,941
                                                         -----------------------------------------------------------

 Income before income taxes                                      991        524       1,350      1,452      1,648
 Provision for income taxes                                      302        113         425        460        497
                                                         -----------------------------------------------------------
 Net income                                                $     689  $     411   $     925  $     992  $   1,151
                                                         ===========================================================
 Net income attributable to common stockholders' equity    $     686  $     408   $     922  $     989  $   1,148
                                                         ===========================================================

 Earnings per common share
      --Basic                                              $    0.60  $    0.36   $    0.79  $    0.84 $     0.97
      --Diluted                                            $    0.60  $    0.36   $    0.79  $    0.83 $     0.96
 Average common shares outstanding(millions)
      --Basic                                                  1,149      1,147       1,167      1,180      1,178
      --Diluted                                                1,155      1,154       1,177      1,195      1,193

BANK ONE CORPORATION and Subsidiaries



Consolidated Balance Sheet                                   Mar 31      Dec 31      Sep 30      Jun 30     Mar 31
($ millions)                                                  2000        1999        1999        1999       1999
-----------------------------------------------------   -----------  ----------  ---------- ----------  ----------
Assets
Cash and due from banks                                    $ 15,267    $ 16,076    $ 15,325   $ 15,336    $ 13,854
Interest bearing due from banks                               8,105       6,645       5,145      3,953       4,130
Federal funds sold and securities under resale agreements    10,998       9,782      13,257     10,633       9,209
Trading assets                                                5,587       7,952       6,561      5,157       5,660
Derivative product assets                                     3,207       3,372       3,746      4,270       4,510
Investment securities                                        47,459      47,912      47,971     45,197      44,565
Loans
  Commercial                                                 98,099      96,352      93,183     89,723      87,581
  Consumer                                                   65,087      63,488      58,944     59,613      57,869
  Credit Card                                                 4,892       4,037       6,016      8,128       9,400
                                                        -----------------------------------------------------------
       Total loans                                          168,078     163,877     158,143    157,464     154,850
Allowance for credit losses                                  (2,338)     (2,285)     (2,252)    (2,250)     (2,270)
                                                        -----------------------------------------------------------
  Loans, net                                                165,740     161,592     155,891    155,214     152,580
Other assets:
  Bank premises and equipment, net                            3,266       3,317       3,279      3,253       3,235
  Other                                                      13,379      12,777      12,960     13,020      12,659
                                                        -----------------------------------------------------------
    Total other assets                                       16,645      16,094      16,239     16,273      15,894
                                                        -----------------------------------------------------------
    Total assets                                          $ 273,008   $ 269,425   $ 264,135  $ 256,033   $ 250,402
                                                        ===========================================================

Liabilities
Deposits
  Demand                                                   $ 29,923    $ 31,194    $ 29,979   $ 33,881    $ 35,110
  Savings                                                    65,292      64,435      65,906     64,511      63,378
  Time                                                       40,263      36,877      35,136     33,613      34,844
  Foreign offices                                            29,165      29,772      25,879     24,449      20,367
                                                        -----------------------------------------------------------
    Total deposits                                          164,643     162,278     156,900    156,454     153,699
Federal funds purchased and repurchase agreements            18,451      18,720      20,493     19,710      20,111
Other short-term borrowings                                  18,261      21,211      19,405     16,649      16,780
Long-term borrowings                                         37,175      33,857      33,157     26,725      23,985
Guaranteed preferred beneficial interest in the
      Corporation's junior subordinated debt                  1,578       1,578       1,578      1,003       1,003
Derivative product liabilities                                3,100       3,332       3,902      4,619       4,772
Other liabilities                                             9,529       8,359       8,650      9,823       8,992
                                                        -----------------------------------------------------------
    Total liabilities                                       252,737     249,335     244,085    234,983     229,342
                                                        -----------------------------------------------------------

Stockholders' Equity
Preferred stock                                                 190         190         190        190         190
Common stock                                                     12          12          12         12          12
Surplus                                                      10,679      10,799      10,740     10,762      10,734
Retained earnings                                            11,242      11,037      11,099     10,673      10,179
Accumulated other adjustments to stockholders' equity          (358)       (263)       (258)      (146)         96
Deferred compensation                                          (165)       (118)       (128)      (137)       (151)
Treasury stock                                               (1,329)     (1,567)     (1,605)      (304)          -
                                                        -----------------------------------------------------------
    Total stockholders' equity                               20,271      20,090      20,050     21,050      21,060
                                                        -----------------------------------------------------------
    Total liabilities and stockholders' equity            $ 273,008   $ 269,425   $ 264,135  $ 256,033   $ 250,402
                                                        ===========================================================

Common Shares -- period-end (millions)
Common shares issued                                          1,181       1,182       1,182      1,182       1,180
Treasury shares                                                  29          35          35          5           -
                                                        -----------------------------------------------------------
Common shares outstanding                                     1,152       1,147       1,147      1,177       1,180
                                                        ===========================================================

BANK ONE CORPORATION and Subsidiaries

                                             First Quarter 2000           Fourth Quarter 1999         First Quarter 1999
Managed (1)                             ---------------------------  ---------------------------- -------------------------
Average Balance Sheet, Yields, & Rates  Average   Income/   Yield/    Average   Income/  Yield/   Average  Income/  Yield/
($ millions)                            Balance   Expense    Rate     Balance   Expense   Rate    Balance  Expense   Rate
---------------------------------------------------------------------------------------------------------------------------
Assets
Short-term investments                  $  15,451  $   226    5.88%  $  15,985  $  215    5.34%  $ 14,141  $  162    4.65%
Trading assets (2)                          6,909      127    7.39       6,614     125    7.50      5,655      96    6.88
 Investment securities: (2)
   U.S. government and federal agency      15,641      258    6.63      15,046     264    6.96     15,365     245    6.47
   States and political subdivisions        1,483       28    7.59       1,646      30    7.23      2,023      39    7.82
   Other                                   12,482      138    4.45      14,666     155    4.19     11,720     120    4.15
                                       -------------------          ------------------          -----------------
  Total investment securities              29,606      424    5.76      31,358     449    5.68     29,108     404    5.63
Loans  (2) (3)
   Commercial                              97,973    1,941    7.97      93,491   1,862    7.90     87,058   1,582    7.37
   Consumer                                65,118    1,493    9.22      62,577   1,334    8.46     57,177   1,282    9.09
   Credit Card                             67,095    2,499   14.98      68,678   2,570   14.85     69,144   2,653   15.56
                                       -------------------          ------------------          ------------------
   Total loans, net                       230,186    5,933   10.37     224,746   5,766   10.18    213,379   5,517   10.49

Total earning assets                      282,152    6,710    9.56     278,703   6,555    9.33    262,283   6,179    9.55

Allowance for credit losses                (2,367)                      (2,294)                    (2,324)
Other assets                               33,772                       34,939                     37,337
                                       ----------                   ----------                  ---------
  Total assets                          $ 313,557                    $ 311,348                   $297,296
                                       ==========                   ==========                  =========

Liabilities and Stockholders' Equity
Deposits -- interest-bearing
  Savings                               $  21,828  $    61    1.12%  $  18,955  $   70    1.47%  $ 19,975  $   83    1.69%
  Money market                             42,720      400    3.77      46,066     379    3.26     43,377     356    3.33
  Time                                     38,818      550    5.70      36,083     481    5.29     35,786     450    5.10
  Foreign offices                          29,443      378    5.16      27,292     338    4.91     21,357     233    4.42
                                       -------------------          ------------------          -----------------
   Total deposits -- interest-bearing     132,809    1,389    4.21     128,396   1,268    3.92    120,495   1,122    3.78
Federal funds purchased and securities
  under repurchase agreements              19,316      266    5.54      19,126     245    5.08     21,862     246    4.56
Other short-term borrowings                64,751    1,003    6.23      65,873     995    5.99     61,235     800    5.30
Long-term debt                             36,484      607    6.69      35,672     550    6.12     23,903     350    5.94
                                       -------------------          ------------------          -----------------
   Total interest-bearing liabilities     253,360    3,265    5.18     249,067   3,058    4.87    227,495   2,518    4.49
Demand deposits                            27,921                       29,223                     33,653
Other liabilities                          12,305                       13,051                     15,597
Preferred stock                               190                          190                        190
Common stockholders' equity                19,781                       19,817                     20,361
                                       ----------                   ----------                  ---------
   Total liabilities and equity         $ 313,557                    $ 311,348                   $297,296
                                       ==========                   ==========                  =========

Interest income/earning assets                     $ 6,710    9.56%             $6,555    9.33%            $6,179    9.55%
Interest expense/earning assets                      3,265    4.65               3,058    4.35              2,518    3.89
                                                  ----------------             ---------------            ---------------
Net interest margin                                $ 3,445    4.91%             $3,497    4.98%            $3,661    5.66%
                                                  ================             ===============            ===============

(1) Managed data adjusted for credit card securitization activity.
(2) Includes tax-equivalent adjustments based on a 35% federal income tax rate.
(3) Nonperforming loans are included in balances used to determine the average rate.

BANK ONE CORPORATION and Subsidiaries

                                                                             Three Months Ended
                                                         ----------------------------------------------------------
Credit Quality                                             Mar 31      Dec 31      Sep 30     Jun 30      Mar 31
($ millions)                                                2000        1999        1999       1999        1999
--------------------------------------                   ---------    --------    --------   --------    ----------

Provision for credit losses                                    $ 362       $ 416      $ 277       $ 275       $ 281

Gross charge-offs                                              $ 338       $ 468      $ 342       $ 354       $ 367
Recoveries                                                        72          85         75          79          86
                                                         -----------------------------------------------------------
  Net charge-offs                                              $ 266       $ 383      $ 267       $ 275       $ 281

Net charge-offs
  Commercial                                                    $ 84        $ 71       $ 91        $ 81        $ 63
  Consumer                                                       123         256         93          89         120
  Credit card                                                     59          56         83         105          98
                                                         -----------------------------------------------------------
    Total net charge-offs                                      $ 266       $ 383      $ 267       $ 275       $ 281
    Credit card  net charge-offs -- managed                    $ 969     $ 1,119      $ 921       $ 905       $ 845

Net charge-off ratios
  Commercial                                                   0.34%       0.30%      0.40%       0.36%       0.29%
  Consumer                                                      0.76        1.64       0.62        0.61        0.84
  Credit card                                                   5.45        4.95       4.81        4.93        4.34
    Total net charge-off ratio                                  0.64        0.95       0.68        0.71        0.73
    Total net charge-off ratio -- managed                       2.04        2.57       2.01        1.99        1.93
    Credit card net charge-off ratio-- managed                  5.78        6.52       5.33        5.25        4.89

Allowance for credit losses -- period-end                    $ 2,338     $ 2,285    $ 2,252     $ 2,250     $ 2,270

Nonperforming assets -- period-end
  Nonperforming loans                                        $ 1,093     $ 1,053    $ 1,027     $ 1,032     $ 1,031
  Other, including other real estate owned                        97         106        113         105         117
                                                         -----------------------------------------------------------
    Total nonperforming assets                               $ 1,190     $ 1,159    $ 1,140     $ 1,137     $ 1,148

Allowance to ending loans                                      1.39%       1.39%      1.42%       1.43%       1.47%
Allowance to nonperforming loans                                 214         217        219         218         220
Nonperforming assets ratio                                      0.71        0.71       0.72        0.72        0.74

Credit card delinquency rate - managed
             30+  days                                         4.08%       4.57%      4.74%       4.30%       4.51%
             90+  days                                         1.91%       2.13%      2.07%       1.96%       2.06%

BANK ONE CORPORATION and Subsidiaries

Capital                                      Mar 31     Dec 31      Sep 30      Jun 30      Mar 31
($ millions, except per-share amounts)        2000       1999        1999        1999        1999
---------------------------------------     -------     -------    -------      -------     -------
Common equity/assets ratio                     7.4%        7.4%       7.5%         8.1%        8.3%
Tier 1 capital ratio                           7.7         7.7        7.7          8.1         8.2
Total risk adjusted capital ratio             10.6        10.7       10.8         11.4        11.7
Regulatory leverage ratio                      7.7         7.7        7.9          8.1         8.0

Book value of common equity per share      $ 17.43     $ 17.34    $ 17.32      $ 17.73     $ 17.68

Intangibles -- period-end
  Goodwill                                 $   916     $   934    $   955      $   973     $ 1,048
  Other intangibles                          1,192       1,252      1,315        1,340       1,407
                                           --------------------------------------------------------
  Total intangibles                        $ 2,108     $ 2,186    $ 2,270      $ 2,313     $ 2,455



Managed Income Statement Statistics(1)
($ millions)
---------------------------------------
Net interest income -- FTE                 $ 3,445     $ 3,497    $ 3,624      $ 3,675     $ 3,661
Provision for credit losses                  1,272       1,296      1,115        1,075       1,028
Noninterest income                           1,514       1,386      1,583        1,688       1,985
Noninterest expense                          2,661       3,030      2,713        2,806       2,941
Net income                                     689         411        925          992       1,151

Managed credit card statistics
---------------------------------------
Period end loans - managed                 $66,487     $69,356    $69,990      $69,459     $68,364

Credit card charge volume                   33,959      37,455     36,128       35,616      33,484
New accounts opened (thousands)                950       1,076      1,835        2,287       2,910
Cardmembers (thousands)                     56,378      64,191     64,523       65,620      64,863

(1) Managed data adjusted for credit card securitization activity